EXHIBIT (c)(2)

VOLTARI CORPORATION
Presentation to the Special Committee of the Board of Directors
March 22, 2019
A&M
ALVAREZ & MARSAL

ALVAREZ & MARSAL VALUATION SERVICES, LLC
Disclaimer
• The following pages contain material that is being provided by Alvarez & Marsal Valuation Services, LLC (“A&M” or “Alvarez & Marsal”) in its capacity as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of Voltari Corporation (“Voltari” or the “Company”).
• The accompanying material was compiled and prepared on a confidential basis for the sole use of the Company and the Special Committee, and not with a view toward public disclosure and may not be disclosed, summarized, reproduced, disseminated or quoted from or otherwise referred to, in whole or in part, without the prior written consent of A&M, except as outlined in the Engagement Letter dated January 10, 2019.
• The information utilized in preparing this presentation was obtained from the Company and public sources. Any estimates and projections contained herein have been prepared by or based on discussions with the senior management of the Company (“Management”) and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. A&M did not independently verify such information.
• Because this material was prepared for use in the context of an oral presentation to the Special Committee, which is familiar with the business and affairs of the Company, neither the Company nor A&M, nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee.
• These materials are not intended to represent an opinion but rather to serve as discussion materials for the Special Committee to review and as a partial summary of factors considered by A&M in its analysis.
• No selected public company or selected transaction target used in our analysis is directly comparable to the Company.
ALVAREZ & MARSAL 2

A&M

I. Executive Summary
II. Financial Analysis of the Proposed Transaction a) Analytical
Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions
Appendix A: Summary of Materials Reviewed Appendix B: Summary of Real Property Analyses
ALVAREZ & MARSAL

EXECUTIVE SUMMARY
Engagement Overview
Engagement
The Special Committee has requested A&M to provide it with A&M’s opinion (the “Opinion”) as to the fairness, from a financial point of view, to the Unaffiliated Stockholders (as defined below) of the Consideration (as defined below) to be received by the Unaffiliated
Stockholders in the Proposed Transaction (as defined below) pursuant to the Agreement (as defined below), without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder.
Proposed Transaction
We understand that the Company proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Starfire Holding Corporation (“Parent”) and Voltari Merger Sub LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Proposed Transaction”), and each outstanding share of common stock of the Company held by stockholders other than Parent, Merger Sub or any of their respective subsidiaries or affiliates (the “Unaffiliated Stockholders”) will be converted into the right to receive $0.86 in cash, without interest (the “Consideration”).
Company Overview
Summary: Voltari is in the business of acquiring, financing, and leasing commercial estate real properties. The Company had previously been engaged in the business of providing mobile marketing and advertising solutions to brands, marketers, and advertising agencies. In August 2015, the Company began implementing a transformation plan pursuant to which, among other things, it exited its mobile marketing and advertising business and entered into the business of acquiring and leasing commercial real estate properties.
Real Property Investments: As of December 31, 2018, the Company owns and leases out three commercial real estate properties:
1. On September 17, 2015, the Company acquired a real estate parcel located in Long Branch, NJ for a purchase price of ~$3.6 million.
The property is subject to a triple net lease with JPMorgan Chase Bank, N.A. (“Chase”).
2. On May 18, 2016, the Company acquired a real estate parcel located in Flanders, NY for a purchase price of ~$2.8 million. The property is subject to a double net lease with 7-Eleven, Inc.
3. On April 23, 2018, the Company acquired a real estate parcel in Columbia, SC for a purchase price of ~$16.9 million. The property is subject to a triple net lease with The McClatchy Company.
Net Operating Losses (“NOL”) Carryforwards: As of December 31, 2018, the Company had federal NOL carryforwards of $500.9 million. The federal NOL carryforwards begin to expire in 2019. As of December 31, 2018, the Company provided a full valuation allowance against its gross deferred tax assets because the Company determined that realization of these benefits could not be reasonably assured.
Conclusions
Based on the analysis contained herein, and subject to the assumptions, qualifications and limiting conditions set forth in our opinion letter dated March 22, 2019, it is A&M’s opinion that the Consideration to be received by the Unaffiliated Stockholders in the Proposed Transaction pursuant to the Agreement is fair to the Unaffiliated Stockholders, from a financial point of view.
Source: Company SEC filings; Agreement, execution version dated March 22, 2019.
ALVAREZ & MARSAL 4

EXECUTIVE SUMMARY

Income Statement Information

(US$ in Thousands)	Historical Dec '15	Dec '16	Dec '17	Dec '18	Budget[1] Dec '19
Total Revenue	**$49**	**$262**	**$322**	**$1,554**	**$1,920**
Acquisition and Transaction Related	(84)	(36)	(102)	(37)	-
General and Administrative	(4,790)	(2,778)	(1,843)	(1,598)	(1,024)
EBITDA	**($4,825)**	**($2,552)**	**($1,623)**	**($81)**	**$895**
Impairment Charges	-	(115)	-	-	-
Depreciation & Amortization	(194)	(289)	(178)	(909)	(1,273)
EBIT	**($5,019)**	**($2,956)**	**($1,801)**	**($990)**	**($378)**
Other Income Net of Expenses	-	-	89	133	-
Interest Expense and Revolving Note Fees	(10)	(131)	(190)	(667)	(857)
EBT	**($5,029)**	**($3,087)**	**($1,902)**	**($1,524)**	**($1,234)**
Earnings of Discontinued Operations	(1,593)	(24)	-	-	-
Income Tax Expense	-	-	-	(2)	-
Net Income (Loss)[2]	**($6,622)**	**($3,111)**	**($1,902)**	**($1,526)**	**($1,234)**
Preferred Stock Accrued Dividends	(6,075)	(6,910)	(7,606)	(8,443)	(9,688)
Net Income (Loss) to Common Shareholders	**($12,697)**	**($10,021)**	**($9,508)**	**($9,969)**	**($10,922)**
Supplemental					
Net Income (Loss)[2]	(6,622)	(3,111)	(1,902)	(1,526)	(1,234)
(+) Depreciation & Amortization	194	289	178	909	1,273
(+) Impairment Charges	-	115	-	-	-
(–) Gain (Loss) on Sale of Real Estate Assets	-	-	-	-	-
Funds from Operations ("FFO")	**($6,428)**	**($2,707)**	**($1,724)**	**($617)**	**$39**
(+) Acquisition and Transaction Related Costs	84	36	102	37	-
(–) Earnings (Loss) of Discontinued Operations	1,593	24	-	-	-
(+) Other Non-Recurring Expenses	-	-	(89)	(133)	-
Adjusted Funds from Operations ("AFFO")	**($4,751)**	**($2,647)**	**($1,711)**	**($713)**	**$39**

Source: FY 2015 - 2018 - Company SEC filings; FY 2019 – budget provided by Management.

(1) Per Management, the FY 2019 budget information reflects the estimated run-rate for the Company based on existing real estate property investments and lease contracts in place, and excludes any non-recurring expenses.

(2) Available to all providers of equity capital (preferred and common shareholders).

ALVAREZ & MARSAL | 5

EXECUTIVE SUMMARY
Balance Sheet Information
(US$ in Thousands) Dec ‘15 Dec ‘16 Dec ‘17 Dec ‘18
Assets:
Cash and Cash Equivalents 1,180 414 101 556 Accounts Receivables 32 - -Prepaid Expenses 856 520 435 400 Property and Equipment, Net 252 - -Real Estate Investments, Net 3,592 6,215 5,995 21,977 Other Assets 92 101 117 561
Total Assets $ 6,004 $ 7,250 $ 6,648 $ 23,494
Liabilities & Equity: Liabilities:
Accounts Payable and Accrued Expenses 683 508 641 537 Interest Payable 10 141 331 999 Tenant Security Deposit - - 403 Accrued Compensation 93 17 6 15 Revolving Note - 4,500 5,500 23,000 Deferred Rent Income 17 17 17 17 Preferred Stock Equity Adjustments 1,405 1,598 1,816 2,238 Other Liabilities 136 116 112 -Deferred Rent Expense 29 25 15 -Total Liabilities $ 2,373 $ 6,922 $ 8,438 $ 27,209 Equity: Preferred Stock Redeemable 41,305 48,024 55,411 63,431 Common Stock - Par Value 9 9 9 9 Additional Paid in Capital 562,204 555,286 547,680 539,237 Accumulated Deficit (599,938) (603,049) (604,951) (606,477) Accumulated Other Comprehensive Income (Loss) 51 58 61 85 Total Equity $ 3,631 $ 328 $ (1,790) $ (3,715)
Total Liabilities & Equity $ 6,004 $ 7,250 $ 6,648 $ 23,494
ALVAREZ & MARSAL 6
Source: Company SEC filings.

EXECUTIVE SUMMARY

Equity Capitalization Table

(US$ in Thousands, Except Per Share Amounts)
(Number of Shares in Thousands)

		Liquidation Preference - Per Share			Liquidation Preference - Aggregate		
Security Class	**Number of Shares**	**Original / Stated**	**Accrued Dividends[2]**	**Total[3]**	**Original / Stated**	**Accrued Dividends[2]**	**Total[3]**
Series J Preferred Stock	1,170 [1]	$25.00	$31.11	$56.11	$29,258	$36,412	$65,670
Common Stock	8,995						
Options & Warrants	0						
Total Common-Equivalent Shares	8,995						

Source: Company SEC filings; discussions with Management.
Note: As of December 31, 2018.
(1) The Series J preferred stock is non-convertible and does not share with the common-equivalent shares in distributions beyond the aggregate liquidation preference of the preferred stock.
(2) The Series J preferred stock is entitled to cumulative annual dividends of 14% per share (13% until December 31, 2017), compounded on a quarterly basis. To date, the preferred stock shareholders have received paid-in-kind dividends which have accrued and are in addition to the original liquidation preference of $25 per share.
(3) Represents the aggregate liquidation preference / redemption value (including accrued dividends) for the Series J preferred stock as a class.

ALVAREZ & MARSAL | 7

EXECUTIVE SUMMARY
Annotated Stock Chart for Voltari Corporation (OTCPK:VLTC)
$20.00
$17.50
$15.00
$12.50
Price
Share $10.00
$7.50
$5.00
$2.50
March 30, 2015:
Ichan Capital LP acquires 4,061,417 shares for $1.36 per share, giving Icahn a 52.3% stake in the Company
Volume Price
Q3 2015:
Voltari announces its intent to cease its mobile ad business to focus instead on acquiring commercial real estate properties
Dec. 16, 2016:
Voltari not in compliance with NASDAQ Listing rule (delisted from NASDAQ)
Mar. 5, 2019:
High River Limited Partnership proposes to acquire the remaining common equity in the Company for $0.86 per share
Mar. ‘15 Mar. ‘16 Mar. ‘17 Mar. ‘18
Avg. Weekly Trading Volume (Feb. ’18 – Feb. ’19) = 60,396 shares Avg. Daily Trading Volume (Feb. ’18 – Feb. ’19) = 12,844 shares
30-Day Share Price Range Prior to Announcement = $0.36 – $0.47
100,000 90,000 80,000 70,000
60,000 Thousands)
50,000 (in 40,000 Volume 30,000
20,000
10,000
Source: Capital IQ; Bloomberg; Company filings; press releases.
ALVAREZ & MARSAL 8

EXECUTIVE SUMMARY
Annotated Stock Chart for Voltari Corporation (OTCPK:VLTC)
$2.00
$1.50
Price
Share $1.00
$0.50
Volume Price
Mar. 5, 2019:
High River Limited Partnership increases its offer price to $0.86 per share
Feb. 25, 2019:
High River Limited Partnership increases its offer price to $0.80 per share
Feb. 19, 2019:
High River Limited Partnership increases its offer price to $0.68 per share
Dec. 7, 2018:
High River Limited Partnership proposes to acquire the remaining common equity in the Company for $0.58 per share
Apr. ‘18 Jun. ‘18 Aug. ‘18 Oct. ‘18 Dec. ‘18 Feb. ‘19
1,000 750 500 250
Volume (in Thousands)
Avg. Weekly Trading Volume (Feb. ’18 – Feb. ’19) = 60,396 shares Avg. Daily Trading Volume (Feb. ’18 – Feb. ’19) = 12,844 shares
30-Day Share Price Range Prior to Announcement = $0.36 – $0.47
Source: Capital IQ; Bloomberg; Company filings; press releases.
ALVAREZ & MARSAL 9

I. Executive Summary
II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions
Appendix A: Summary of Materials Reviewed Appendix B: Summary of Real Property Analyses
ALVAREZ & MARSAL

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Analytical Approach: Overview
• A&M utilized a Net Asset (“NA”) approach to evaluate the Company. When employing the NA approach, adjustments are made to the book value of the Company’s assets and liabilities to estimate the market value of its assets, net of its liabilities (referred to herein as net asset value or “NAV”). A premium or discount to NAV is then applied based on the observable premiums/discounts to NAV for the selected public companies in order to arrive at the implied aggregate equity value reference range under the NA approach.
• A&M also employed the Public Company (“PC”) method and the Precedent M&A Transaction (“PT”) method of the market approach. Under these methods, A&M developed an implied aggregate equity value reference range for the Company based on the trading statistics of U.S. publicly-traded real estate investment trusts (“REIT”) and precedent merger and acquisition (“M&A”) transactions involving U.S. REIT target companies.
• A&M considered any non-operating assets and liabilities that are held by the Company, including the Company’s existing NOLs and other tax credits as well as certain tax liabilities in India and Indonesia. The implied value of the NOLs and tax credits were calculated based on Management’s belief that absent a transaction, the Company will not generate taxable income in any year in excess of approximately $2 million that could be offset by the Company’s NOLs and tax credits for the foreseeable future.
• Solely for illustrative purposes, A&M separately calculated the tax benefits associated with the Company’s NOLs and tax credits under two different illustrative scenarios: (i) a related-party buyer with effective control acquires the Company and is able to utilize the Company’s existing NOLs and tax credits without a Section 382 limitation; and (ii) a third-party acquires the Company and the NOLs and tax credits are subject to a Section 382 limitation.
• A&M considered but ultimately did not rely upon the Discounted Cash Flow method since Management was not able to provide an estimate of projected income or cash flow beyond FY 2019.
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I. Executive Summary
II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions
Appendix A: Summary of Materials Reviewed Appendix B: Summary of Real Property Analyses
ALVAREZ & MARSAL

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Net Asset Approach: Overview
Overview:
• When employing the NA approach, adjustments are made to the book value of assets and liabilities to approximate NAV. Non-operating assets and liabilities are also considered. In our analysis, we adjusted the book value of the Company’s real property investments to estimate fair value.
Real Property Investments:
• The following real property assets of the Company were considered in our analysis (see Appendix B for more details):
– Convenience store facility leased to 7-Eleven;
– Bank facility leased to JP Morgan Chase Bank; and
– Office and industrial building leased to The McClatchy Company.
• In evaluating the real property, the following procedures were completed:
– Gathered specific property information such as building sizes and land areas from Company documentation and on-line public data sources;
– Reviewed lease information for each property provided by Management; and
– Gathered information on comparable land and property listings as well as comparable lease information from public data sources.
• A&M utilized the sales comparison approach to provide a market value estimate for the Company’s properties. A&M considered recent localized sales of properties that A&M deemed similar to the Company’s properties in one or more respects and applied qualitative adjustments to arrive at an estimated value.
• A&M also employed the income approach to estimate the value of the properties, which is based on each property’s estimated annual cash flow. Annual cash flow is calculated by considering the estimated market rent at the property, applicable operating expenses, vacancy rates, and credit losses. The expected annual cash flow is discounted at an investor’s anticipated yield and summed to arrive at an estimated value.
Summary:
• A&M’s analysis of the Company’s real property investments indicated an aggregate implied value reference range of $23.0 million – $24.0 million. After considering the other operating assets and liabilities of the Company, a total implied NAV reference range of ($0.5) million –
$0.5 million for the Company was calculated.
• The implied NAV reference range of the Company was then adjusted for any premium or discount as indicated by the PC data, which is presented on page 16. A range of total equity to adjusted NAV (“TE / Adj. NAV”) that is slightly below the median was selected. This analysis indicated an implied total equity value reference range of $0 – $0.5 million for the Company under the NA approach.ALVAREZ & MARSAL
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FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

Net Asset Approach: Analysis

(US$ in Thousands)	Dec '18 Book Value	Adjusted Dec '18 Low	--	Adjusted Dec '18 High
Assets:				
Cash and Cash Equivalents	$556	$556	--	$556
Prepaid Expenses	400	400	--	400
Real Estate Investments, Net[1]	21,977	23,000	--	24,000
Other Assets	561	561	--	561
Less: Liabilities				
Accounts Payable and Accrued Expenses	(537)	(537)	--	(537)
Interest Payable	(999)	(999)	--	(999)
Tenant Security Deposit	(403)	(403)	--	(403)
Accrued Compensation	(15)	(15)	--	(15)
Revolving Note	(23,000)	(23,000)	--	(23,000)
Deferred Rent Income	(17)	(17)	--	(17)
Implied Net Asset Value ("NAV") Reference Range[2]	($1,477)	($454)	--	$546
(x) Premium / Discount to NAV[3]		90.0%	--	100.0%
Implied Total Equity Value Reference Range (Rounded)[4]		**$0**	**--**	**$500**

Source: Company SEC filings.

(1) Real estate investments were adjusted for the estimated market value of the Company's properties per A&M analysis. See Appendix B.

(2) Market value of the Company's total assets, less total liabilities (excluding preferred stock liabilities). Represents the net asset value to all providers of equity capital (preferred and common shareholders).

(3) See page 16 for market data on premium/discount to NAV of selected public companies.

(4) Total equity value (aggregate preferred and common equity) associated with the Company's net operating assets. Excludes any non-operating assets, non-operating liabilities or incremental value associated with existing tax benefits such as NOLs, tax credits or other tax carryforwards.

ALVAREZ & MARSAL | 14

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Public Company Analysis: Overview
• A&M selected nine PCs that were deemed relevant to its analysis. PCs were chosen because they were deemed to be similar to the Company in one or more respects.
– In selecting PCs, A&M focused on publicly-traded REITs that primarily own and lease commercial real estate properties under double or triple net arrangements. A&M considered companies that either primarily own free-standing retail real property assets or have diversified real estate portfolios.
• A&M analyzed the financial performance of both Voltari and the PCs and selected valuation multiples based on a variety of factors.
• A&M considered Total Equity to Funds from Operations (“TE / FFO”) and Total Equity to Adjusted Funds from Operations (“TE / AFFO”) multiples in its analysis as this is the most relevant valuation metric for the industry in which Voltari operates.
– Total Equity refers to the market value of common equity plus preferred equity liquidation preference, if applicable.
– Funds from Operations refers to net income available to common and preferred shareholders, plus depreciation and amortization, impairment charges, and gains/losses on sale of real estate.
– AFFO includes adjustments for certain non-recurring expenses.
Note: None of the PCs are, of course, identical to Voltari. Accordingly, a complete analysis cannot be limited to a quantitative review of the selected public companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to Voltari.
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FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

Public Company Analysis: Observed Multiples

(in Millions)

Company	Number of Properties	Ticker Symbol	Filing Currency	Market Data: Stock Price	Market Data: Market Cap	Market Data: Preferred Equity	Market Data: Total Equity ("TE")	Observed Multiples: TE / LTM FFO	Observed Multiples: TE / LTM AFFO	Observed Multiples: TE / Adj. NAV[1]
Retail REITs										
Spirit Realty Capital, Inc.	1,462	SRC	USD	37.14	3,191	173	3,364	13.4x	12.5x	90.6% [2]
Agree Realty Corporation	645	ADC	USD	65.82	2,459	-	2,459	26.3x	26.5x	133.7%
Four Corners Property Trust, Inc.	610	FCPT	USD	28.35	1,938	-	1,938	21.2x	22.0x	113.6%
Getty Realty Corp.	933	GTY	USD	32.19	1,316	-	1,316	17.9x	18.9x	119.0%
Essential Properties Realty Trust, Inc.	676	EPRT	USD	18.54	1,093	-	1,093	21.4x	22.6x	114.2%
Mean								20.0x	20.5x	114.3%
Median								21.2x	22.0x	114.2%
Diversified REITs										
American Finance Trust, Inc.	626	AFIN	USD	10.98	1,163	-	1,163	12.7x	11.3x	64.2%
Gladstone Commercial Corporation	101	GOOD	USD	20.93	635	144	780	13.4x	13.3x	102.4%
Whitestone REIT	57	WSR	USD	11.71	466	-	466	11.8x	9.5x	80.7%
One Liberty Properties, Inc.	119	OLP	USD	29.27	567	-	567	14.6x	13.8x	104.5%
Mean								13.1x	12.0x	88.0%
Median								13.1x	12.3x	91.6%
Combined										
Min								**11.8x**	**9.5x**	**64.2%**
Max								**26.3x**	**26.5x**	**133.7%**
Mean								**17.0x**	**16.7x**	**102.6%**
Median								**14.6x**	**13.8x**	**104.5%**

Source: Capital IQ; company filings; Wall Street research.

Note: Market data as of March 18, 2019. Observed multiples reflect funds available to all equity holders, including preferred where applicable.

(1) Adjusted NAV is based on consensus estimates from SNL and includes preferred liquidation preference.

(2) LTM FFO and AFFO are based on annualized Q3 2018 amounts and are pro forma for the early termination of SRC's external management agreement with SMTA. P / NAV consensus estimates may not be pro forma for the early termination of the SMTA management agreement.

ALVAREZ & MARSAL | 16

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Public Company Analysis: Summary
• In selecting valuation multiples for the Company, A&M considered a variety of factors, including the following:
– Voltari has limited operating experience as an owner and lessor of properties relative to the PCs;
– Relative to the PCs, Voltari is smaller in size and scale;
– Voltari is less diversified than the PCs; and
– Voltari is currently not generating net profits.
• After considering the factors above, A&M selected multiples that are slightly below the median of the PCs. The table below presents our selected valuation multiples and resulting implied aggregate equity value reference range for Voltari.
(US$ in Thousands)
Selected Company Implied Total Equity Value Metric Multiple Range Performance Reference Range
TE / LTM FFO 13.0x — 15.0x $39 $503 — $580 TE / LTM AFFO 12.0x — 14.0x $39 $464 — $541
Implied Total Equity Value Reference Range (Rounded) (1) $500 — $600
(1) Total equity value (aggregate preferred and common equity) associated with the Company’s net operating assets. Excludes any non-operating assets, non-operating liabilities or incremental value associated with existing tax benefits such NOLs, tax credits or other tax carryforwards.
ALVAREZ & MARSAL 17

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Precedent M&A Transaction Analysis: Overview
• A&M selected seven PTs involving target companies that A&M determined to be relevant to its analysis.
– In selecting PTs, A&M focused on transactions involving U.S. REIT target companies that primarily own and lease commercial real estate properties under double or triple net arrangements. A&M considered target companies that either primarily own retail real property assets or have diversified real estate portfolios.
• Consistent with the PC Analysis, A&M considered TE / FFO and TE / AFFO valuation multiples in its analysis as this is the most relevant valuation metric for the industry in which Voltari operates.
Note: None of the target companies in the selected precedent transactions are, of course, identical to Voltari and A&M does not have access to non-public information regarding these transaction. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected M&A transactions and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to Voltari.
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FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Precedent M&A Transaction Analysis: Observed Multiples
(US$ in Millions)
Common
Date Date Number of Equity Preferred Total Equity TE / LTM TE / LTM Announced Closed Acquiror Target Properties Value Equity (“TE”) FFO AFFO
06/29/17 10/12/17 Canada Pension Plan Investment Board Parkway, Inc. 19 1,154 5 1,159 24.8x 17.1x 04/28/16 10/06/16 Cousins Properties Incorporated Parkway Properties Inc. 34 2,025 - 2,025 12.9x 12.5x 01/16/16 07/06/16 Brookfield Asset Management Inc. Rouse Properties, Inc. 36 1,056 - 1,056 12.0x 10.2x 03/18/15 07/31/15 Blackstone Excel Trust, Inc. 38 1,021 126 1,147 22.8x 18.3x 10/31/14 02/18/15 EDENS AmREIT, Inc. 34 523 - 523 25.2x 27.1x 09/16/14 01/15/15 Washington Prime Group Inc. Glimcher Realty Trust 26 2,069 313 2,382 19.0x 18.6x 08/30/14 01/29/15 Select Income REIT Cole Corporate Income Trust, Inc. 87 1,936 - 1,936 22.5x 18.9x
Min 12.0x 10.2x Max 25.2x 27.1x Mean 19.9x 17.5x Median 22.5x 18.3x
Source: Capital IQ; company filings; Wall Street research.
ALVAREZ & MARSAL 19

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Precedent M&A Transaction Analysis: Summary
• In selecting valuation multiples for Voltari, we took into consideration a variety of factors including size, profitability, growth, asset mix, and tenant concentration. PTs were chosen based upon the nature of the target’s business relative to Voltari’s business.
• A&M selected multiples that are below the median of the PTs. The table below presents our selected valuation multiples and resulting implied total equity value reference range for Voltari.
(US$ in Thousands)
Selected Company Implied Total Equity Value Metric Multiple Range Performance Reference Range
TE / LTM FFO 16.0x — 18.0x $39 $619 — $696 TE / LTM AFFO 15.0x — 17.0x $39 $580 — $657
Implied Total Equity Value Reference Range (Rounded)(1) $600 — $700
(1) Total equity value (aggregate preferred and common equity) associated with the Company’s net operating assets. Excludes any non-operating assets, non-operating liabilities or incremental value associated with existing tax benefits such NOLs, tax credits or other tax carryforwards.
ALVAREZ & MARSAL 20

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Analysis of Existing Tax Benefits: Standalone – Maximum Scenario
A&M considered the value of the tax benefits associated with the Company’s NOLs and tax credits on a standalone basis assuming no transaction. Using Management’s assumption of annual income not to exceed $2 million in any given year, the implied value to the Company of only the federal tax benefits is approximately $2.8 million, and the implied value of the federal and state tax benefits combined is approximately $4.4 million under this scenario.
(US$ in Thousands) FY19 FY20 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 FY37
Maximum Annual Taxable Income $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000 $ 2,000
Federal Tax Attribute Benefits:
Scheduled Federal NOL Expiration 314 3,812 4,735 3,218 13,643 11,971 22,829 61,373 43,050 40,853 19,283 22,949 1,776 Scheduled Federal R&D Credit Expiration 3 39 70 66 - 77 499 1,247 1,068 1,057 689 271 -Scheduled Foreign Tax Credit Expiration - 239 1,009 - - - - -
Federal NOL Balance 500,909 498,909 496,783 492,048 488,830 475,187 463,217 440,387 379,015 335,965 295,111 275,828 2,396 (–) NOLs Applied Against Current Income (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (–) Expired NOLs - (126) (2,735) (1,218) (11,643) (9,971) (20,829) (59,373) (41,050) (38,853) (17,283) (20,949) -Ending NOL Balance $ 498,909 $ 496,783 $ 492,048 $ 488,830 $ 475,187 $ 463,217 $ 440,387 $ 379,015 $ 335,965 $ 295,111 $ 275,828 $ 252,879 $ 396
NOLs Applied Against Income 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 (x) Federal Tax Rate 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% Total Federal NOL Tax Benefits $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 (+) R&D Credit Tax Benefits - - - - - - -(+) Foreign Tax Credit Benefits - - - - - - -Total Federal Tax Benefits $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420 $ 420
Federal & State Tax Attribute Benefits:
Scheduled Federal NOL Expiration 314 3,812 4,735 3,218 13,643 11,971 22,829 61,373 43,050 40,853 19,283 22,949 1,776 Scheduled Federal R&D Credit Expiration 3 39 70 66 - 77 499 1,247 1,068 1,057 689 271 -Scheduled Foreign Tax Credit Expiration - 239 1,009 - - - - -
Federal NOL Balance 500,909 498,909 496,783 492,048 488,830 475,187 463,217 440,387 379,015 335,965 295,111 275,828 2,396 (–) NOLs Applied Against Current Income (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (2,000) (–) Expired NOLs - (126) (2,735) (1,218) (11,643) (9,971) (20,829) (59,373) (41,050) (38,853) (17,283) (20,949) -Ending NOL Balance $ 498,909 $ 496,783 $ 492,048 $ 488,830 $ 475,187 $ 463,217 $ 440,387 $ 379,015 $ 335,965 $ 295,111 $ 275,828 $ 252,879 $ 396
NOLs Applied Against Income 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 2,000 (x) Blended Federal & State Tax Rate(1) 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% 33.1% Total Federal & State NOL Tax Benefits $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 (+) R&D Credit Tax Benefits - - - - - - -(+) Foreign
Tax Credit Benefits - - - - - - -Total Federal & State Tax Benefits $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663 $ 663
Illustrative Partial Period Factor 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 1.00 Illustrative Discount Period 0.39 1.29 2.29 3.29 4.29 5.29 6.29 7.29 8.29 9.29 10.29 11.29 18.29 Illustrative Present Value Factor(2) 15.5% 0.9447 0.8305 0.7190 0.6225 0.5390 0.4667 0.4040 0.3498 0.3029 0.2622 0.2270 0.1966 0.0717
Illustrative Implied Net Present Value of Existing Tax Benefits: Federal Only $ 2,772 Illustrative Implied Net Present Value of Existing Tax Benefits: Federal & State $ 4,420
Source: Discussions with Management and the Company’s tax advisors.
(1) Represents a blended state and federal tax rate assuming all annual income is generated in the jurisdiction in which the Company pays the highest tax rate (New York City).
(2) Discount rate is based on an estimated industry cost of equity.
ALVAREZ & MARSAL 21

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Analysis of Existing Tax Benefits: Related-Party Transaction – Solely for Illustrative Purposes
A&M considered the value of the tax benefits associated with the Company’s NOLs and tax credits assuming a related-party buyer with effective control acquires Voltari and is able to utilize them to offset its tax liabilities immediately without a 382 limitation. Under this illustrative scenario, the implied value to a potential acquiror of only the federal tax benefits is approximately $64.0 million, and the implied value of the federal and state tax benefits is approximately $78.7 million.
(US$ in Thousands) FY19 FY20 FY21 FY22 FY23 FY24
Annual Taxable Income(1) $ 45,000 $ 45,000 $ 45,000 $ 45,000 $ 45,000 $ 45,000
Federal NOLs Expirations 314 3,812 4,735 3,218 13,643 11,971 R&D Credits Expirations 3 39 70 66 - 77 Foreign Tax Credits Expirations - 239 1,009 - -
NOL Balance(2) 500,909 455,909 410,909 365,909 320,909 275,909 (–) NOLs Applied Against Current Income (45,000) (45,000) (45,000) (45,000) (45,000) (275,909) (–) Expired NOLs - - - Ending NOL Balance 455,909 410,909 365,909 320,909 275,909 -
Federal Tax Attribute Benefits:
NOLs Applied Against Income 45,000 45,000 45,000 45,000 45,000 275,909 (x) Federal Tax Rate 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% Federal NOL Carryforward Tax Benefit $ 9,450 $ 9,450 $ 9,450 $ 9,450 $ 9,450 $ 57,941 (+) R&D Credits(3) - - - 5,258 (+) Foreign Tax Credits(4) - - - Total Federal Tax Attribute Benefits $ 9,450 $ 9,450 $ 9,450 $ 9,450 $ 9,450 $ 63,199
State & Federal Tax Attribute Benefits:
NOLs Applied Against Income 45,000 45,000 45,000 45,000 45,000 275,909 (x) Illustrative Blended State & Federal Tax Rate(5) 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% State & Federal NOL Carryforward Tax Benefit $ 11,700 $ 11,700 $ 11,700 $ 11,700 $ 11,700 $ 71,736 (+) R&D Credits(3) - - - 5,258 (+) Foreign Tax Credits(4) - - - Total State & Federal Tax Attribute Benefits $ 11,700 $ 11,700 $ 11,700 $ 11,700 $ 11,700 $ 76,995
Illustrative Partial Period Factor 1.00 1.00 1.00 1.00 1.00 1.00 Illustrative Discount Period 0.39 1.29 2.29 3.29 4.29 5.29 Illustrative Present Value Factor(6) 15.5% 0.9447 0.8305 0.7190 0.6225 0.5390 0.4667
Illustrative Implied Net Present Value of Existing Tax Benefits: Federal Only $ 64,040 Illustrative Implied Net Present Value of Existing Tax Benefits: Federal & State $ 78,703
(1) Assumes contribution of income-producing assets with built-in gain, subject to SRLY limitation issues, IRC Section 384 issues, IRC Section 269 issues.
(2) Balance of NOLs available per information provided by Management. (3) R&D credits cannot be used before the NOLs are fully utilized.
(4) Foreign tax credits cannot be utilized before the NOLs are fully utilized, and expire prior to full utilization of the NOLs. (5) Represents blended federal and state tax rate. For illustrative purposes only.
(6) Discount rate is based on an estimated industry cost of equity. For illustrative purposes only.
ALVAREZ & MARSAL 22

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Analysis of Existing Tax Benefits: Third-Party Transaction – Solely for Illustrative Purposes
A&M also considered the value of the NOLs and tax credits assuming a hypothetical third-party buyer were to acquire Voltari. In this illustrative scenario, the Company’s tax credits would be subject to the Section 382 limitation. Under this illustrative scenario, the implied value to a potential acquiror of only the federal tax benefits is approximately $256,000, and the implied value of the combined federal and state tax benefits is approximately $317,000.
(US$ in Thousands) FY19 FY20 FY21 FY22 FY23 FY24 FY36
Common Shares Outstanding 8,995 (x) Offering Price / Share $ 0.86 Common Equity Value $ 7,736 (x) Long-Term Tax Exempt Rate(1) 2.4%
Annual 382 Limitation $ 185 $ 185 $ 185 $ 185 $ 185 $ 185 $ 185 $ 185
Scheduled Federal NOL Expiration 314 3,812 4,735 3,218 13,643 11,971 2,829 Scheduled Federal R&D Credit Expiration 3 39 70 66 - 77 -Scheduled Foreign Tax Credit Expiration - 239 1,009 - -
Federal NOL Balance 500,909 500,595 496,783 492,048 488,830 475,187 5,225 (–) NOLs Applied Against Current Income (185) (185) (185) (185) (185) (185) (185) (–) Expired NOLs (129) (3,627) (4,550) (3,033) (13,458) (11,786) (5,040) Ending NOL Balance $ 500,595 $ 496,783 $ 492,048 $ 488,830 $ 475,187 $ 463,217 $ -
Federal Tax Attribute Benefits:
NOLs Applied Against Income 185 185 185 185 185 185 185 (x) Federal Tax Rate 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% Total Federal NOL Tax Benefits $ 39 $ 39 $ 39 $ 39 $ 39 $ 39 $ 39 (+) R&D Credit Tax Benefits - - - -(+) Foreign Tax Credit Benefits - - - -Total Federal Tax Benefits $ 39 $ 39 $ 39 $ 39 $ 39 $ 39 $ 39
State & Federal Tax Attribute Benefits:
NOLs Applied Against Income 185 185 185 185 185 185 185 (x) Illustrative Blended State & Federal Tax Rate(2) 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% 26.0% State & Federal NOL Carryforward Tax Benefit $ 48 $ 48 $ 48 $ 48 $ 48 $ 48 $ 48 (+) R&D Credit Tax Benefits - - - -(+) Foreign Tax Credit Benefits - - - -Total State & Federal Tax Attribute Benefits $ 48 $ 48 $ 48 $ 48 $ 48 $ 48 $ 48
Illustrative Partial Period Factor 1.00 1.00 1.00 1.00 1.00 1.00 1.00 Illustrative Discount Period 0.39 1.29 2.29 3.29 4.29 5.29 17.29 Illustrative Present Value Factor(3) 15.5% 0.9447 0.8305 0.7190 0.6225 0.5390 0.4667 0.0828
Illustrative Implied Net Present Value of Existing Tax Benefits: Federal Only $ 256 Illustrative Implied Net Present Value of Existing Tax Benefits: Federal & State $ 317
(1) Source: IRS Index of Applicable Federal Rates.
(2) Represents blended federal and state tax rate. For illustrative purposes only.
(3) Discount rate is based on an estimated industry cost of equity. For illustrative purposes only.
ALVAREZ & MARSAL 23

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

Analysis of Existing Tax Benefits: Comparative Summary

A comparative summary of the implied value of the tax benefits under the three scenarios previously described is included below.

	Standalone: Maximum Scenario[(1)]			Illustrative Related-Party Transaction: No Change of Control[(2)]			Illustrative Third-Party Transaction: Change of Control[(3)]		
(US$ in Thousands, except $ per Share)	Federal Only[(4)]		State & Federal[(5)]	Federal Only[(4)]		State & Federal[(5)]	Federal Only[(4)]		State & Federal[(5)]
Implied Net Present Value of Existing Tax Benefits[(6)]	$2,772	--	$4,420	$64,040	--	$78,703	$256	--	$317

(1) Estimated present value of tax benefits is based on assumed maximum usage by the Company absent a transaction and discounted at a risk-adjusted rate. The scenario assumes, per Management, that the Company will not generate more than $2.0 million per year in taxable income for the foreseeable future.
(2) Assumes no change of control and no limitation on utilization of existing tax benefits due to IRC Section 382. Estimated present value of tax benefits is based on assumed usage by a related party over time and discounted at a risk-adjusted rate. The scenario assumes that the related party has sufficient income and the ability to fully utilize the tax benefits over time, subject to SRLY limitation issues, IRC Section 384 issues, and IRC Section 269 issues.
(3) Assumes the utilization of tax assets is limited per IRC Section 382 due to change of control. Estimated present value of tax benefits is based on assumed usage by a third party over time and discounted at a risk-adjusted rate. The scenario assumes that the third party has sufficient income and the ability to fully utilize the tax benefits over time, subject to IRC Section 382 limitations.
(4) Includes federal NOLs as well as consideration of R&D and foreign tax credits.
(5) Includes federal and state NOLs, as well as consideration of R&D and foreign tax credits.
(6) Excludes any tax benefits from Canada NOLs as usage is highly speculative under any scenario and would be dependent on the Company or acquiring company having business operations in the same line of business as the one which created the NOLs.

ALVAREZ & MARSAL | 24

A$ M

I. Executive Summary
II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions
Appendix A: Summary of Materials Reviewed Appendix B: Summary of Real Property Analyses
ALVAREZ & MARSAL

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION

Implied Common Equity Value per Share Reference Range

(US$ in Thousands, except $ per Share)	Premium / Discount to Net Asset Value Low		High	Selected Public Companies Low		High	Selected Transactions Low		High
Implied Total Equity Value Reference Range (Before Adj. for Non-Operating Items)[1]	$0	–	$500	$500	–	$600	$600	–	$700
Incremental Value of Non-Operating Assets, Less Liabilities									
(+) Implied Net Present Value of Existing Tax Benefits: Stand-alone - Max. Scenario[2]	2,772	–	4,420	2,772	–	4,420	2,772	–	4,420
(+) Implied Value of Non-Operating Assets, Net of Non-Operating Liabilities[3]	(300)	–	(300)	(600)	–	(600)	(600)	–	(600)
Implied Total Equity Value Reference Range[4]	$2,472	–	$4,620	$2,672	–	$4,420	$2,772	–	$4,520
Allocation of Implied Total Equity Value: Equity Waterfall[5]									
Implied Total Equity Value Reference Range[4]	$2,472	–	$4,620	$2,672	–	$4,420	$2,772	–	$4,520
(–) Preferred Stock: Original / Stated Liquidation Preference	(29,258)	–	(29,258)	(29,258)	–	(29,258)	(29,258)	–	(29,258)
(–) Preferred Stock: Accrued Dividend through December 31, 2018	(36,412)	–	(36,412)	(36,412)	–	(36,412)	(36,412)	–	(36,412)
Implied Common Equity Value Reference Range	($63,198)	–	($61,050)	($62,998)	–	($61,250)	($62,898)	–	($61,150)
Implied Common Equity Value per Share Reference Range	**($7.03)**	–	**($6.79)**	**($7.00)**	–	**($6.81)**	**($6.99)**	–	**($6.80)**
Solely for Illustrative Purposes:									
Allocation of Implied Total Equity Value: Illustrative Market Value of Preferred Equity									
Implied Total Equity Value Reference Range[4]	$2,472	–	$4,620	$2,672	–	$4,420	$2,772	–	$4,520
(–) Preferred Stock: Illustrative Market Value per December 18, 2017 Transaction[6]	(32,336)	–	(32,336)	(32,336)	–	(32,336)	(32,336)	–	(32,336)
Illustrative Implied Common Equity Value Reference Range	($29,865)	–	($27,717)	($29,665)	–	($27,917)	($29,565)	–	($27,817)
Illustrative Implied Common Equity Value per Share Reference Range	**($3.32)**	–	**($3.08)**	**($3.30)**	–	**($3.10)**	**($3.29)**	–	**($3.09)**

*Footnotes on following page

ALVAREZ & MARSAL | 26

FINANCIAL ANALYSIS OF THE PROPOSED TRANSACTION
Implied Common Equity Value per Share Reference Range: Footnotes
(1) Total equity value (aggregate preferred and common equity) associated with the Company’s net operating assets. Excludes any non-operating assets, non-operating liabilities or incremental value associated with existing tax benefits such NOLs, tax credits or other tax carryforwards.
(2) Represents the maximum implied value reference range of existing NOLs and tax credits assuming the Company continues to operate as going-concern and achieves taxable income in each year of $2 million, which Management believes is in excess of the annual taxable income that the Company will generate for the foreseeable future, absent any transaction (see page 21 for details).
(3) The Company had recorded a liability of $0.3 million associated with tax-related penalties and interest in Indonesia. Per discussions with Management, the Company is in the process of liquidating its corporate structure in Indonesia and it is probable that the previously booked liability may not result in a cash obligation. In addition, the Company has a potential off-balance-sheet liability of approximately $0.6 million associated with tax-related penalties and interest in India.
(4) Total equity value (aggregate preferred and common equity) inclusive of the valuation impact of any non-operating assets, non-operating liabilities or existing tax benefits.
(5) Allocation of total equity value to the common stock based on the equity waterfall per the rights and privileges of the different classes of equity securities in the event of liquidation, wind up, or dissolution of the Company, or a redemption event (change of control, NOL ownership change or NOL protection failure event), as further described in the Company’s amended and restated articles of incorporation per Management.
(6) Illustrative allocation of total equity value to the common stock based on the implied market value of the senior preferred stock. The market value of the preferred stock is implied from Icahn Associates Holding LLC’s acquisition of 1,257 shares of preferred stock from an unrelated third party at a price of $27.63 per share on December 18, 2017.
ALVAREZ & MARSAL 27

A&M

I. Executive Summary
II. Financial Analysis of the Proposed Transaction a) Analytical Approach b) Financial Analysis c) Summary of Financial Analyses III. Assumptions, Qualifications & Limiting Conditions
Appendix A: Summary of Materials Reviewed Appendix B: Summary of Real Property Analyses
ALVAREZ & MARSAL

ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS
Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors.
Assumptions and Reliance – A&M made certain assumptions and relied on certain information with the Company’s consent. If any of these assumptions proves to be incorrect in any material respect, our Opinion cannot and should not be relied upon.
In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company, or otherwise reviewed by us for purposes of our Opinion, and we have not assumed and we do not assume any responsibility or liability for any such information. In addition, we have assumed that (i) the Taxable Income Limitation is based upon the best currently available information and good faith judgments of the management of the Company and is a reasonable basis on which to evaluate the Company’s maximum ability to utilize the Company NOLs and Tax Credits to achieve future tax savings in the Company’s ordinary course of business as a going-concern enterprise in the absence of a sale of the Company, or any other transaction that could monetize such Company NOLs and Tax Credits, (ii) the Parent Estimated NOL Tax Savings are a reasonable basis on which to evaluate Parent’s ability to utilize the Company NOLs and Tax Credits to achieve future tax savings, and (iii) the Third Party Estimated NOL Tax Savings are a reasonable basis on which to evaluate a hypothetical third party acquiror’s ability to utilize the Company NOLs and Tax Credits to achieve future tax savings. In connection with the preparation of our analyses and our Opinion, management of the Company has advised us that the Company has no contracts for the sale of any of its real properties and maintains a full valuation allowance against the Company NOLs and Tax Credits.
With respect to the Management Budget examined by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available information and good faith judgments of the Company management as to the future financial performance of the Company.
We have not made an independent evaluation or appraisal of the assets, other than the Company’s real property assets, or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals, other than the appraisals indicated in Appendix A.
A&M has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, A&M has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.
Our Opinion addresses only the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Consideration to be received by such Unaffiliated Stockholders in the Proposed Transaction. We do not express any view on, and our Opinion does not address, any other term or aspect of the Agreement or Proposed Transaction, including, without limitation, the consideration to be received by holders of the 13% Redeemable Series J Preferred Stock, par value $0.001 per share, of the Company in connection with the Agreement, relative to the Consideration to be received by the Unaffiliated Stockholders or with respect to the fairness of such consideration, or as to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.
Alvarez & Marsal 29

ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS
Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors.
Assumptions and Reliance – A&M made certain assumptions and relied on certain information with the Company’s consent. If any of these assumptions proves to be incorrect in any material respect, our Opinion cannot and should not be relied upon.
We have assumed that the Proposed Transaction as consummated will not differ in any material respect from that described in the Agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the Agreement will comply with all material terms of the Agreement.
We have assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof.
We accept no responsibility for the accounting or other data and commercial assumptions on which our Opinion is based. Further, our Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we have assumed that the Special Committee has obtained such advice as it deemed necessary from qualified professionals.
Our Opinion does not address, and should not be construed to address, the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Special Committee or the Company to effect the Proposed Transaction, or whether the Consideration to be received by the Unaffiliated Stockholders in the Proposed Transaction represents the best price obtainable. We express no view as to the federal, state or local tax consequences of the Proposed Transaction.
Our Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.
Our Opinion is effective as of the date hereof. We have no obligation to update the Opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.
We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.
To the extent that any of the foregoing assumptions or any of the facts on which our Opinion is based prove to be untrue in any material respect, our Opinion cannot and should not be relied upon. Furthermore, in our analysis and in connection with the preparation of our Opinion, A&M has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Alvarez & Marsal 30

ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS
Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors.
Qualifications – Our Opinion would be qualified by the following:
Our Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Our Opinion does not constitute a view regarding the solvency of the Company or Parent prior to or subsequent to the Proposed Transaction. A&M has performed no procedures to determine the solvency of the Company or Parent. As such, our Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes. In addition, A&M is not expressing any opinion as to the market price or value of any of the Company’s or Parent’s securities after announcement of the Proposed Transaction. A&M has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
Alvarez & Marsal 31

ASSUMPTIONS, QUALIFICATIONS & LIMITING CONDITIONS
Our Opinion would include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list; our Opinion may include other factors.
Limiting Conditions – The use of our Opinion is strictly limited as follows:
Our Opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, without our prior written consent, except as described in the remainder of this paragraph. Our Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of our Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by A&M.
Our Opinion is provided for the benefit of the members of the Special Committee, in their capacity as such, in connection with and for the purposes of their consideration of the Proposed Transaction. Our Opinion does not constitute a recommendation by A&M to the Special Committee, the Company, any holder of securities of the Company or any other person as to how such person should vote or act in relation to the Proposed Transactions or any form of assurance by A&M as to the condition of the Company; instead, it merely states whether the Consideration to be received by the Unaffiliated Stockholders in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which our Opinion is based. Our Opinion should not be construed as creating any fiduciary duty on the part of A&M to any party.
Alvarez & Marsal 32

I. Executive Summary
II. Financial Analysis of the Proposed Transaction
a) Analytical Approach
b) Financial Analysis
c) Summary of Financial Analyses
III. Assumptions, Qualifications & Limiting Conditions
Appendix A: Summary of Materials Reviewed Appendix B: Summary of Real Property Analyses
Alvarez & Marsal

APPENDIX A: SUMMARY OF MATERIALS REVIEWED
A&M’s procedures, investigations, and financial analysis with respect to the preparation of our analysis included, but were not limited to, the items summarized below:
Reviewed, among other documents, the following:
– An execution copy of the Agreement dated March 22, 2019;
– Real Property Purchase and Sale Agreement dated January 19, 2018, as amended subsequently, by and between The State Media Company and Voltari Real Estate Holding LLC, a wholly owned subsidiary of the Company;
– Triple Net Lease Agreement dated April 23, 2018 by and between The McClatchy Company and Voltari Real Estate Holding LLC;
– Agreement for Sale and Purchase made as of December 3, 2015 by and between 160 Brighton Acquisition, LLC and Voltari Real Estate Holding LLC;
– Ground Lease Agreement dated May 23, 2015 by and between Dwek Branches, LLC and JPMorgan Chase Bank, N.A. and Bill of Sale and General Assignment by Dwek Income, LLC and 160 Brighton Acquisition, LLC;
– Purchase and Sale Agreement dated December 3, 2015, as amended subsequently, by and between Flanders Holding, LLC and Voltari Real Estate Holding LLC;
– Freestanding Lease Agreement dated September 12, 2013, as amended subsequently, between Flanders Holding, LLC and 7-Eleven, Inc. and Assignment and Assumption of Lease dated May 18, 2016 by and between Flanders Holding, LLC and Voltari Real Estate Holding LLC;
– Fair Value Analysis of JPMorgan Chase Branch on 160 Brighton Avenue in Long Branch, NJ as of September 17, 2015 prepared by CBRE and dated October 27, 2015;
– Fair Value Analysis of 7-11 Flanders on 721-725 Flanders Road in Flanders, NY as of May 18, 2016 prepared by CBRE and dated June 29, 2016;
– Fair Value Analysis of property on 1401 Shop Road, Columbia, SC as of May 14, 2018 prepared by Greenwich Realty Advisors and dated August 7, 2018;
– Phase I Environmental Site Assessment for 721 Flanders Road, Flanders, NY prepared by IVI, CBRE company and dated December 28, 2015;
– Limited Phase II Environmental Site Assessment for 721 Flanders Road, Flanders, NY prepared by IVI, CBRE company and dated December 30, 2015;
– Contractual lease revenue estimates prepared by the Company management in a file titled “December 2018 Lease Revenue - All Properties 4200.xslsx”
Reviewed certain publicly available business and historical financial information relating to the Company including the Company’s annual report and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2018;
Reviewed certain non-public internal financial information and other data relating to the business and financial prospects for the Company, including budget for the fiscal year ending December 31, 2019 prepared by management of the Company (the “Management Budget”), that were provided to us by the Company for the purpose of our analysis and accordingly on which basis we prepared our analysis;
Alvarez & Marsal 34

APPENDIX A: SUMMARY OF MATERIALS REVIEWED
A&M’s procedures, investigations, and financial analysis with respect to the preparation of our analysis included, but were not limited to, the items summarized below:
Conducted discussions with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Proposed Transaction;
Reviewed a letter dated March 22, 2019 from the management of the Company which made certain representations as to historical financial statements, the Management Budget and the underlying assumptions, and the gross balance of the Company’s net operating loss tax carryforwards as of December 31, 2018 including U.S. federal, U.S. state, Canada, as well as R&D tax credits and foreign tax credits (collectively, the “Company NOLs and Tax Credits”), including representations from the management of the Company that (i) multi-year financial projections reflecting the best currently available estimates and judgments of the management of the Company with respect to the Company’s future financial performance were unavailable, and (ii) notwithstanding the absence of such projections, based upon the best currently available information and good faith judgments of such management, Company management reasonably believes and, solely for purposes of evaluating the Company NOLs and Tax Credits in the Company’s ordinary course of business as a going-concern enterprise in the absence of a sale of the Company, or any other transaction that could monetize such Company NOLs and Tax Credits, A&M should assume, the Company will not generate taxable income in any year in excess of approximately $2 million that could be offset by the Company NOLs and Tax Credits for the foreseeable future (the “Taxable Income Limitation”);
Considered the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that we deemed relevant;
Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant;
Compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant;
Reviewed and discussed with the Special Committee the following estimates: (i) estimates prepared by Company management and their tax advisors of the Company NOLs and Tax Credits and the corresponding expiration schedules for such Company NOLs and Tax Credits, (ii) solely for illustrative purposes, estimates of the potential tax savings available to Parent and its affiliates based on the Company NOLs and Tax Credits (the “Parent Estimated NOL Tax Savings”), and (iii) solely for illustrative purposes, estimates of the potential tax savings available to a third party acquiror based on the Company NOLs and Tax Credits and subject to the limitations of Section 382 of the Internal Revenue Code (the “Third Party Estimated NOL Tax Savings”); and
Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of our Opinion.
Alvarez & Marsal 35

A&M

I. Executive Summary
II. Financial Analysis of the Proposed Transaction
a) Analytical Approach
b) Financial Analysis c) Summary of Financial Analyses
III. Assumptions, Qualifications & Limiting Conditions
Appendix A: Summary of Materials Reviewed Appendix B: Summary of Real Property Analyses
ALVAREZ & MARSAL

APPENDIX B: SUMMARY OF REAL PROPERTY ANALYSES

Summary of McClatchy Property Analysis

GENERAL DATA		
Property #	McClatchy	
Address	1401 Shop Rd	
APN	R11209-02-12	
City, County, State Zip Code	Columbia, Richland, South Carolina 29201	
Interest Appraised	Leased Fee	
Scope	The Sales Comparison Approach and Income Approach were utilized in our analysis. While the Cost Approach was considered, it was not ultimately utilized given the age of the subject property. Additionally, the most probable purchaser would place no weight on this approach.	
SITE DATA		
Primary Site Area	973,566 SF	22.35 Acres
Excess Site Area	0 SF	0.00 Acres
Total Site Area	973,566 SF	22.35 Acres
Zoning	HI - Heavy Industrial	
Highest and Best Use (As Improved)	Continued-use, as-is	
Highest and Best Use (As Vacant)	Hold for future commercial development	
IMPROVEMENT DATA		
Year Built / Year Renovated	1986 / N/A	
Type	Office & Industrial Building	
Building Size (SF) - Gross	265,000	
Building Size (SF) - NRA Office	130,000	
Building Size (SF) - NRA Industrial	135,000	
No. Dock Doors	7	
Current Occupancy	100%	
IMPLIED VALUATION REFERENCE RANGE	**Values (US$ in Thousands)**	**Per SF**
Sales Comparison Approach (Rounded)	$16,800	$63.40
Income Approach (Rounded)	$17,300	$65.28

Note: Analysis performed as of March 6, 2019.

ALVAREZ & MARSAL | 37

APPENDIX B: SUMMARY OF REAL PROPERTY ANALYSES
Summary of 7 Eleven Property Analysis
GENERAL DATA
Property # Address APN
City, County, State Zip Code Interest Appraised Scope
7 Eleven
721 Flanders Ave 900-142-3-8.001
Flanders, Suffolk, New York 11901 Leased Fee
The Sales Comparison Approach and Income Approach were utilized in our analysis. While the Cost Approach was considered, it was not ultimately utilized given the age of the subject property. Additionally, the most probable purchaser would place no weight on this approach.
SITE DATA
Primary Site Area Excess Site Area Total Site Area Zoning
Highest and Best Use (As Improved) Highest and Best Use (As Vacant)
33,977 SF
0 SF
33,977 SF VB
Continued-use, as-is
Hold for future commercial development
0.78 Acres
0.00 Acres
0.78 Acres
IMPROVEMENT DATA
Year Built / Year Renovated Type Building Size (SF) - Gross Building Size (SF) - NRA No. Dock Doors Current Occupancy
2014 / N/A
Retail
2,700
2,700
N/A
100%
IMPLIED VALUATION REFERENCE RANGE
Sales Comparison Approach (Rounded) Income Approach (Rounded)
Values (US$ in Thousands)
$3,200
$3,100
Per SF
$1,185
$1,148
Note: Analysis performed as of March 6, 2019.
Alvarez & Marsal 38

APPENDIX B: SUMMARY OF REAL PROPERTY ANALYSES
Summary of Chase Property Analysis
GENERAL DATA
Property # Address APN
City, County, State Zip Code Interest Appraised Scope
Chase
160 Brighton Ave 27-00119-0000-0001-01
Long Branch, Monmouth, New Jersey 07740 Leased Fee
The Sales Comparison Approach and Income Approach were utilized in our analysis. While the Cost Approach was considered, it was not ultimately utilized given the age of the subject property. Additionally, the most probable purchaser would place no weight on this approach.
SITE DATA
Primary Site Area Excess Site Area Total Site Area Zoning
Highest and Best Use (As Improved) Highest and Best Use (As Vacant)
44,706 SF
0 SF
44,706 SF C3
Continued-use, as-is
Hold for future commercial development
1.03 Acres
0.00 Acres
1.03 Acres
IMPROVEMENT DATA
Year Built / Year Renovated Type Building Size (SF) - Gross Building Size (SF) - NRA Current Occupancy
1952 / 2006
Bank Branch
5,240
2,620
100%
IMPLIED VALUATION REFERENCE RANGE
Sales Comparison Approach (Rounded) Income Approach (Rounded)
Values (US$ in Thousands)
$3,100
$3,500
Per SF
$1,183
$1,336
Note: Analysis performed as of March 6, 2019.
Alvarez & Marsal 39

APPENDIX B: SUMMARY OF REAL PROPERTY ANALYSES
Implied Valuation Reference Range of Real Property Investments
(US$ in Thousands)
Implied Valuation Reference Range
Low
High
McClatchy
7 Eleven
Chase
16,800
3,100
3,100
17,300
3,200
3,500
Implied Valuation Reference Range of Real Property Investments
$23,000
$24,000
Note: Analysis performed as of March 6, 2019.
Alvarez & Marsal 40

ALVAREZ & MARSAL